Exhibit 99.3

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Nine Months Ended March 31,
	2005			2004
	Original	As Restated	Change	Original	As Restated	Change
Net sales	$212,568	$212,568	$—	$220,763	$220,763	$—

Costs and expenses:
Cost of sales	118,206	118,206	—	130,180	130,180	—
Engineering and product development	24,036	24,036	—	27,591	27,591	—
Sales, marketing, and service	55,420	55,420	—	61,821	61,821	—
General and administrative	19,984	19,984	—	17,567	17,567	—
Amortization of other intangible assets	2,544	2,544	—	3,883	3,883	—
Impairment of goodwill	1,310	1,310	—	5,950	5,950	—
Legal settlement	(3,137)	—	3,137	—	—	—
Transaction costs	2,752	2,752	—	—	—	—
In-process research and development	—	—	—	2,193	2,193	—
Restructuring costs	5,597	5,597	—	3,640	3,640	—

Total costs and expenses	226,712	229,849	3,137	252,825	252,825	—

Operating loss	(14,144)	(17,281)	(3,137)	(32,062)	(32,062)	—

Interest paid on legal settlement	—	—	—	(2,050)	—	2,050
Interest and other income, net	1,276	1,276	—	1,515	1,515	—

Loss from continuing operations before income taxes	(12,868)	(16,005)	(3,137)	(32,597)	(30,547)	2,050

Income tax expense	2,854	2,854	—	2,938	2,938	—

Loss from continuing operations	(15,722)	(18,859)	(3,137)	(35,535)	(33,485)	2,050

Income (loss) from discontinued operations, net of taxes	(1,683)	1,454	3,137	(7,591)	(9,641)	(2,050)

Net loss	$(17,405)	$(17,405)	$—	$(43,126)	$(43,126)	$—

Loss per share from continuing operations:
Basic and Diluted	$(0.23)	$(0.27)	$(0.04)	$(0.53)	$(0.50)	$0.03

Income (loss) per share from discontinued operations:
Basic and Diluted	$(0.02)	$0.02	$0.04	$(0.12)	$(0.15)	$(0.03)

Net loss per share:
Basic and Diluted	$(0.25)	$(0.25)	$—	$(0.65)	$(0.65)	$—

Shares used to compute per share amounts:
Basic	69,498	69,498	—	66,526	66,526	—

Diluted	69,498	69,803	—	66,526	66,526	—